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                                                                    EX-99.16(b)

                   Municipal Income
           Standardized Yield Computation
                  August 31, 1998



 Longtern Income generallay based on
      yield to maturity times market
      value of each security.                         $895,892

 Plus short term income accrued for
      the past thirty days                              32,191

 Equals Total Income (a)                               928,083

 Less Expenses for the past thirty
      days (b)                                         147,914

 Equals net monthly income for yield
     Calculation

 Average shares outstanding for the
      month (c )                                    17,591,246

 Times maximum offering price (d)

 Equals total dollars                             $162,719,026

 Not monthly income divided by total
      dollars equals                                .004794578

 Add 1

 Raise to the power of 6                           1.004794578

 Subtract 1                                         .029114500

 Times 2                                               .059229

 Expressed as a percentage of
      the standardized yield for
      the month

 Divided by the reciprcal of the
  effective tax rate of
  28% (1 - .28 - .72)